Exhibit 99.1

View Discloses December 31, 2021 Cash Balance of $281 Million and Expects to

Improve Cash Burn Through 2022

MILPITAS, Calif. – March 7, 2022 - View, Inc. (NASDAQ: VIEW), the leader in smart building technologies, today announced its cash balance of $281 million as of December 31, 2021 with no substantial debt on the balance sheet. View expects to improve cash burn through 2022 on higher volumes and revenues combined with associated improvements in operational efficiencies.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding expected improvements in cash expenditures, higher volumes, revenues and operational efficiencies. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as amended on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed and designed into more than 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358